Exhibit 10.24

THE RYLAND GROUP, INC.

2011 RETENTION INCENTIVE PLAN

PURSUANT TO THE 2011 EQUITY AND INCENTIVE PLAN

The Ryland Group, Inc. (the “Company”) has established the 2011 Retention Incentive Plan pursuant to the 2011 Equity and Incentive Plan (the “Plan”) to provide retention related incentive compensation for those key employees whose efforts significantly affect the Company’s performance. The Plan provides for the payment of cash awards as well as the issuance of Common Stock of the Company and the crediting of Stock Units as awards under The Ryland Group, Inc. 2011 Equity and Incentive Plan, the terms of which are incorporated herein by reference for all relevant purposes.

1.                      Definitions

                                The terms below shall have the following meanings:

(a)      “Account” shall mean an account established for each Participant to be credited with the deferred portion of Performance Awards.

(b)      “Board” shall mean the Board of Directors of the Company.

(c)      “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and any successor to such Code.

(d)      “Committee” shall mean the Compensation Committee of the Board or a subcommittee of the Compensation Committee composed of two or more “outside directors” as defined in Code Section 162(m) and the regulations thereunder.

(e)      “Common Stock” shall mean shares of Common Stock of the Company.

(f)      “Common Stock Account” shall mean an account established for each Participant to be credited with the Stock Unit portion, if any, of Performance Awards. The Common Stock Account shall consist of separate sub-accounts for Stock Units credited, if any, with respect to each Performance Year.

(g)      “Company” shall mean The Ryland Group, Inc., its subsidiaries, partnerships and other related entities and affiliates, except where the context applies solely to The Ryland Group, Inc. as determined by the Committee.

(h)      "Disability" shall mean a period during which a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer, or (iii) is determined to be totally disabled by the Social Security Administration.

(i)       “Employee” shall mean any person employed by the Company.

(j)      “Fair Market Value” shall mean a price or value for the Common Stock of the Company, as determined by the Committee to be the fair market value of the Common Stock, which can be the opening, closing or other quoted price on the New York Stock Exchange or other exchange on which the Common Stock is traded or the first, last or other reported sales price if quoted on the NASDAQ National Market System or other over-the-counter market.

(k)       “Participant” shall mean an Employee selected to participate in the Plan pursuant to Section 2.

(l)       “Performance Award” shall mean the amount of any award to a Participant based on the Company’s achievement of the Performance Goal(s) for a Performance Period.

 (m)    “Performance Goal” shall mean the performance measurement criteria selected by the Committee to determine the amount of any Performance Award under the Plan.

(n)     “Performance Period” shall mean the 2011 fiscal year of the Company over which Performance Goals are measured for the purpose of determining the extent to which a Performance Award is earned.

(o)     "Separation from Service" shall mean the Participant's "separation from service" within the meaning of Code section 409A, treating as a Separation from Service an anticipated permanent reduction in the level of bona fide services to be performed by the Participant to 20% or less of the average level of bona fide services performed by the Participant over the immediately preceding 36 month period (or the full period during which the Participant performed services for the Employer, if that is less than 36 months).

(p)     “Stock Unit” shall mean a unit representing one share of Common Stock.

(q)     “Target Award” shall mean the target Performance Award for each Participant based on a percentage of base salary as selected by the Committee to determine the amount of the Performance Award payable to each Participant under the Plan for the Performance Period.

(r)      “Vested Deferred Award” shall mean the portion of any Deferred Award which is vested pursuant to the Plan, but which has not been paid to the Participant.

2.                      Participants

The Committee has determined those Employees who are eligible and selected to participate in the Plan.

3.                      Administration

The Plan is administered by the Committee. The Committee has established the Performance Goal(s) for the 2011 Performance Period, will review the Company’s actual performance results to assess the extent to which Performance Goal(s) have been met and Performance Awards have been earned, approve Performance Awards and make any other determinations, interpretations or decisions required in connection with the Plan. The Committee shall have the authority to amend, modify and interpret the Plan and make all determinations relating to the Plan and the Participants. Decisions of the Committee on all matters relating to the Plan are conclusive and binding on all parties, including the Company and the Participants. No member of the Committee is liable for any act done or determination made in good faith in administering, construing or interpreting the Plan.

4.                      Performance Awards

(a)      Establishment of Performance Awards. For the 2011 Performance Period, the Committee has determined and set forth in writing not later than 90 days after the commencement of the Performance Period:

(i)                the Participants;

(ii)             the following formula and Performance Goals for determining Performance Awards:

                                                                                               The Performance Awards for the 2011 Plan are determined based on the Company’s annual adjusted Return on Equity (ROE”):

ROE	Performance Award
7.0% or better	150% of the Target Award
3.5%	100% of the Target Award
0%	50% of the Target Award
-3.5%	25% of the Target Award
-7.0% and below	0% of the Target Award

                                                                                               “Return on Equity” is the ratio of net income/loss to equity as determined by the Committee based on information from the Company’s consolidated financial statements.  “Net income/loss” is determined after taxes and before interest expense, land asset impairments, indemnification charges and any extraordinary or nonrecurring items.  “Equity” is the average of the Company’s beginning and ending stockholders’ equity for the 2011 fiscal year;

(iii)           whether the Performance Awards will be paid in cash or Stock Units; and

(iv)          any other terms relating to Performance Awards under the Plan.

The maximum Performance Award that may be earned by any Participant for any Performance Year is $6,000,000.  The Committee may reduce or eliminate Performance Awards for any reason in its sole discretion, but may not increase the amount of a Performance Award payable to any Participant for the Performance Period.

(b)                     Determination, Payment and Crediting of Performance Awards.

(i)       Within 90 days after the end of the Performance Period, the Committee shall determine the amount of any Performance Award earned by a Participant or group of Participants.

(ii)      One-third of any Performance Award (the “Initial Payment”) shall be earned by a Participant or group of Participants and vest as of December 31, 2011, provided the Participant is employed by the Company on December 31, 2011 and shall be payable on December 31, 2011 in accordance with Section 8(f).  As determined by the Committee, either all or 75% of the Initial Payment shall be paid in cash and either none or 25% shall be paid in a whole number of shares of Common Stock determined by dividing one-half of the Initial Payment by the Fair Market Value of the Common Stock on the first trading day of the Company’s first fiscal year following the Performance Period, provided that if a fractional number of shares results, cash shall be paid in lieu of any fractional share.

(iii)     The remaining two-thirds of any Performance Award (the “Deferred Award”) shall be credited to the Participant’s Account or, if applicable, to the Participant’s Common Stock Account, effective as of January 1, 2012. As determined by the Committee, either all or 75% of the Deferred Award shall be credited to the Participant’s Account and either none or 25% of the Deferred Award shall be credited in the form of Stock Units to the Participant’s Common Stock Account. For the purposes of the foregoing, the number of Stock Units, if any, to be credited to the Participant’s Common Stock Account shall be equal to 25% of the Deferred Award earned divided by the Fair Market Value of the Common Stock on the first trading day following January 1, 2012.  If a fractional number of shares results from the calculation of the Stock Units credited to a Common Stock Account, cash will be credited to the Participant’s Account in lieu of any fractional shares.

(iv)     No Performance Award(s) shall be earned or credited under the Plan if the Participant terminates employment prior to December 31, 2011.

(c)                      Rights in Respect of Stock Units. Stock Units shall not represent an actual ownership interest in Common Stock and the Participant shall have no voting or other rights as a stockholder in respect of Stock Units including, except as provided in the next sentence, any right to payment on account of dividends or distributions in respect of the Common Stock represented thereby. With respect to the total amount of any cash dividends paid annually in respect of the Company’s Common Stock, Participants are entitled to receive an annual cash payment in an amount equal to the annual cumulative total of dividends declared and paid for any particular calendar year (the “Dividend Determination Year”), to the extent of any dividends not previously paid to or received by a Participant, which the Participant would have received if the Stock Units credited to the Participant’s Common Stock Account actually had represented shares of Common Stock as of the record date (this payment is referred to as the “Annual Payment”). The right to this Annual Payment applies to the cumulative annual amount of cash dividends paid on account of the Common Stock on any record date on or after the end of a Performance Year related to the Stock Units credited to the Participant’s Common Stock Account, to the extent of any dividends not previously paid to or received by a Participant. The Annual Payment shall be determined and paid within 45 days of the later of October 15th or the third quarter record date for a quarterly cash dividend payable during the Company’s fiscal year for any applicable Dividend Determination Year.  A Participant must be employed on the date each Annual Payment is made to be entitled to payment.

(d)                     Earnings on Account.  Earnings can be credited to a Participant’s Account on a basis, in a manner, and at the rate established from time to time by the Committee that is reasonable under Section 162(m) of the Internal

Revenue Code.  Any earnings that are credited to a Participant's Account shall be paid at the time and in the manner the Vested Deferred Award to which such earnings are attributable is paid.

5.                      Vesting and Payment of Deferred Awards

(a)                      Vesting of Deferred Awards.

(i)                           The Deferred Award will vest in two equal installments on December 31 of 2012 or 2013, respectively (each a “Vesting Date”) provided the Participant is employed by the Company on the respective Vesting Date.  For purposes of this Plan, the terms “vest” or “vested” mean that the relevant amount of the Deferred Award has become payable, but remains subject to forfeiture if the Participant’s employment with the Company is terminated “for cause” (as defined in Section 5(a)(v)) before the date of payment.

(ii)                        Notwithstanding Section 5(a)(i), upon the death, Disability or retirement (as defined by the Company, in its discretion) of a Participant, all amounts of Deferred Awards are fully vested.

(iii)                     Upon a Participant’s voluntary termination of employment with the Company, any Deferred Awards which have not vested as of the effective date of the Participant’s voluntary termination of employment are forfeited.

(iv)                    Upon a Participant’s involuntary termination of employment by the Company without cause, any Deferred Awards which have not vested as of the effective date of the Participant’s involuntary termination of employment are forfeited.

(v)                       Upon a Participant’s termination of employment by the Company “for cause,” the Participant forfeits all portions of the Participant’s Deferred Award that have not been paid before the effective date of the Participant’s employment termination, whether or not any portion of the Deferred Award is then vested.  A termination “for cause” is a termination pursuant to a finding or determination by the Company of theft, fraud, embezzlement or any act which is detrimental or damaging to the business, operation or reputation of the Company.

(b)                     Payment of Vested Deferred Awards.

All payments will be made in the form of a lump sum cash payment.  A Vested Deferred Award is paid as follows:

(i)                         One-half of the Deferred Award will vest and be paid to the Participant on December 31, 2012 in accordance with Section 8(f) provided the Participant is employed by the Company on December 31, 2012.

(ii)                      One-half of the Deferred Award will vest and be paid to the Participant on December 31, 2013 in accordance with Section 8(f) provided the Participant is employed by the Company on December 31, 2013.

(iii)                   Upon the Participant’s Disability or death (or within 90 days thereafter), the Participant’s entire remaining unpaid balance of the Vested Deferred Award shall be paid to the Participant (or, in the case of death, to the Participant’s beneficiary).

(iv)                  Upon the Participant’s Separation from Service, the Participant’s entire remaining unpaid balance of the Vested Deferred Award, to the extent the Vested Deferred Award is not forfeited pursuant to Section 5(a)(iii), (iv), or (v), shall be paid to the Participant on the date that is six months and one day following the date of Separation from Service (or within 30 days thereafter).

(v)                     Payments shall be made in cash to the extent the Vested Deferred Award is credited to a Participant’s Account and in a number of shares of Common Stock equal to the Stock Units to the extent the Vested Deferred Award is credited to the Participant’s Common Stock Account. The Stock Units credited to a Participant’s Common Stock Account in connection with a Vested Deferred Award can be converted to and paid in cash, if determined by the Committee, in the amount of the closing Fair Market Value of the shares of Common Stock related to the Stock Units converted and paid in cash on the first trading day of the Company’s fiscal year in which the conversion or cash payment is made.

6.                      Dilution and Other Adjustments

The Committee can, in its sole discretion, require an adjustment in the Common Stock Accounts held by Participants in the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or stock split, recapitalization, reclassification, merger, share exchange, consolidation, combination or exchange of shares or other similar change.

7.                      Change of Control

(a)                      For purposes of this Plan, a Change of Control shall mean the first to occur of any of the following events:

                        (i)                         The acquisition by any person other than the Company, or more than one person acting as a group, together with stock held by such person or group, of beneficial ownership of more than 50% of the total fair market value or total voting power of the Company's then outstanding voting securities;

                        (ii)                      Any one person or more than one person acting as a group acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group, beneficial ownership of 35% or more of the total voting power of the Company’s then outstanding voting securities;

                        (iii)                   A majority of the members of the Company’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed or approved by a majority of the members of the Board who were members of the Board prior to the initiation of the replacement; or

                        (iv)                  Any one person or more than one person acting as a group acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group, assets of the Company that have a total gross fair market value of 40% or more of the total gross fair market value of all of the assets of the Company immediately prior to the initiation of the acquisition.

(b)                     Upon the occurrence of a Change of Control, all Deferred Awards shall immediately vest and be paid to Participants within 30 days of the date on which the Change of Control occurs.

8.                      Miscellaneous

(a)                      Tax Withholding.  The Company shall have the right to deduct from any payments made or benefits accrued under the Plan, any Federal, state, or local taxes required by law to be withheld. In the case of awards paid in Common Stock, a Participant may elect to have any portion of any withholding taxes payable in respect of a distribution of Common Stock satisfied through the retention by the Company of shares of Common Stock having a Fair Market Value on the date of withholding equal to the withholding amount, subject to compliance with any requirements of applicable law and subject to such other restrictions as the Company may impose.

(b)                     Employment Rights.  Neither the Plan nor any action taken hereunder shall be construed as giving an Employee or Participant any right to be retained in the employ of the Company nor shall any action taken hereunder be construed as entitling the Company to the services of any Employee or Participant for any period of time.  Nothing in the Plan shall be construed as a limitation of the right of the Company to discharge a Participant at any time with or without cause or notice and whether or not such discharge results in the forfeiture of any amount under the Plan.

(c)                      Beneficiaries. Each Participant shall have the right, at any time, to designate a beneficiary or beneficiaries (both primary and contingent) to whom payments under this Plan shall be made if the Participant dies and amounts under this Plan are payable following the Participant’s death.  Any beneficiary designation shall be made in writing and filed with the Company and shall become effective only when received and accepted by the Company.  A Participant may change his beneficiary designation by filing a new designation with the Company.  The filing of a new beneficiary designation will cancel any and all beneficiary designations previously filed.  If a Participant fails to designate a beneficiary, or if all designated beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, the payments under this Plan shall be made to the Participant’s estate.

(d)                     Nontransferability.  A person’s rights and interest under this Plan, including amounts payable, shall be solely the rights of a general unsecured creditor of the Company and such rights may not be assigned, pledged or transferred except to a designated beneficiary as provided above.

(e)                      409A.  This Plan is intended to comply with, or otherwise be exempt from, Code section 409A and any regulations and Treasury guidance promulgated thereunder.  The Company shall undertake to administer, interpret, and construe this Plan in a manner that does not result in the imposition on any Participant of any additional tax, penalty, or interest under Code section 409A.  Notwithstanding anything herein to the contrary, the Company may accelerate the timing of payments to the extent permitted by, and in accordance with, Treasury Regulation Section 1.409A-3(j)(4) or any successor provision.  No Participant shall have any right to, directly or indirectly, specify or elect the taxable year in which any payment that becomes due and owing under this Plan shall be made.  For purposes of Code section 409A, the right to a series of installment payments under this Plan, including for this purpose the Initial Payment and the payments scheduled to be paid on December 31st of 2012 and 2013, shall be treated as a right to a series of separate payments.

(f)                        Timing of Payments.  Notwithstanding anything herein to the contrary, a payment under this Plan that is to be made as of a specified date shall be treated by the parties as having been paid on such specified date provided that the payment is made by no later than the 15th day of the third calendar month following the specified date.

(g)                     Governing Law.  All matters relating to the Plan or to any Performance Awards granted under the Plan shall be governed by the laws of the State of Maryland.

(h)                     Unfunded Benefit.  A Participant, his or her heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company resulting from this Plan or any Performance Award(s).  For purposes of the payment of benefits under this Plan, any and all of the Company’s assets shall be, and remain, the general, unpledged unrestricted assets of the Company.  The Company’s obligation under this Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

9.                          Amendments

The Committee may, in its sole and absolute discretion, amend, suspend or terminate the Plan or any portion of the Plan at any time provided, however, that no such amendment, suspension or termination shall accelerate the payment of any Deferred Award in contravention of Section 409A of the Code.

10.                   Aggregation of Employers

If the Company is a member of a controlled group of corporations or a group of trades or business under common control (as described in Code section 414(b) or (c), but substituting a 50% ownership level for the 80% level set forth in those Code Sections), all members of the group shall be treated as a single employer for purposes of whether there has occurred a Separation from Service and for any other purposes under the Plan as Code section 409A shall require.

11.                   Aggregation of Plans

If the Company offers other non-elective account balance deferred compensation plans in addition to this Plan, those plans together with this Plan shall be treated as a single plan to the extent required under Code section 409A.

12.                   Nature of Plan and Awards

The Plan is established as a sub-plan of The Ryland Group, Inc. 2011 Equity and Incentive Plan, the terms of which are incorporated herein, and the Performance Awards constitute performance-based cash incentive awards granted thereunder.